Exhibit 99.1

Amarantus Granted European Union Orphan Drug Designation for MANF for the Treatment of Retinitis Pigmentosa

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – April 29, 2015 - Amarantus BioScience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on developing therapeutic and diagnostic products for neurological disorders and orphan indications, announced that the European Commission, acting on the positive recommendation from the European Medicines Agency (EMA) Committee for Orphan Medicinal Products (COMP), has granted orphan drug status for MANF (mesencephalic-astrocyte-derived neurotrophic factor) for the treatment of retinitis pigmentosa (RP). RP refers to a group of inherited diseases causing retinal degeneration often leading to blindness. The Company previously announced in December of 2014 that it also received orphan drug designation for MANF for the treatment of RP from the U.S. Food and Drug Administration (FDA).

“We are extremely pleased to have received European orphan drug status for our promising investigational product, MANF in RP,” said Gerald E. Commissiong, President & CEO of Amarantus BioScience Holdings, Inc. “This EU orphan designation, combined with our recent U.S. orphan designation, positions MANF for an accelerated global regulatory product development pathway to address the significant unmet need in this important ophthalmologic indication.”

Orphan drug designation by the European Commission provides regulatory and financial incentives for companies to develop and market therapies that treat a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union (EU), and where no satisfactory treatment is available. In addition to a 10-year period of marketing exclusivity in the EU after product approval, orphan drug designation provides incentives for companies seeking protocol assistance from the EMA during the product development phase, and direct access to the centralized authorization procedure.

David A. Lowe, Ph.D., member of the Amarantus Board Directors, commented, “We believe MANF has potential as a promising potential treatment in multiple orphan ophthalmologic disorders. We intend to continue pursuing the orphan regulatory pathway for MANF as we move this program forward.”

About Retinitis Pigmentosa

Retinitis pigmentosa (RP) refers to a group of inherited diseases causing retinal degeneration often leading to blindness. The retina lines the inside back wall of the eye and is responsible for capturing images from the visual field. People with RP experience a gradual decline in their vision because photoreceptor cells (rods and cones) die. Symptoms include a progressive degeneration of peripheral and night vision, as well as a reduction in color perception and central vision. Night blindness is one of the earliest and most frequent symptoms of RP.

RP is typically diagnosed in adolescents and young adults. The rate of progression and degree of visual loss varies from person to person. Most people with RP are legally blind by age 40.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (mesencephalic-astrocyte-derived neurotrophic factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property around MANF, and is initially focusing on the development of MANF-based protein therapeutics.

MANF's lead indication is retinitis pigmentosa, and additional indications including Parkinson's disease, diabetes and Wolfram's syndrome are currently pursued. Further applications for MANF may include Alzheimer's disease, traumatic brain injury, myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under evaluation.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS’ Therapeutics division has development rights to eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer’s aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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